CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Buffered Return Enhanced Notes Linked to the S&P 500® Index due February 3, 2011	$5,825,000	$415.32
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
January 13, 2010
PRICING SUPPLEMENT
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $5,825,000 Buffered Return Enhanced Notes Linked to the S&P 500® Index due February 3, 2011 (the “notes”)
General
•
Terms used in this pricing supplement are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The notes offered will have the terms described herein and in the accompanying product supplement, prospectus supplement and prospectus. The notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Buffered Return Enhanced Notes.
•	This pricing supplement relates to a single note offering. The purchaser of a note will acquire a security linked to the single Reference Asset described below.
•
Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the related notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing February 3, 2011.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The S&P 500® Index (“SPX”) (the “Reference Asset”)
Principal Amount:	$1,000 per note.
Trade Date:	January 13, 2010
Pricing Date:	January 13, 2010
Original Issue Date:	January 19, 2010
Ending Averaging Dates:
January 25, 2011, January 26, 2011, January 27, 2011, January 28, 2011 and January 31, 2011 (the Final Valuation Date), subject to adjustment as described herein and in the accompanying product supplement.

Final Valuation Date:	January 31, 2011, subject to adjustment as described herein and in the accompanying product supplement.
Maturity Date:
3 business days after the Final Valuation Date and is expected to be February 3, 2011.  The Maturity Date is subject to further adjustment as described under “Market Disruption Events” herein and under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:	For each note, the cash settlement value.
Cash Settlement Value:	For each note, you will receive a cash payment on the Maturity Date that is based on the Reference Return (as described below):
If the Reference Return is greater than or equal to 0.00%, you will receive an amount equal to 100.00% of the principal amount plus the lesser of:
(i) the product of (a) the principal amount multiplied by (b) the Reference Return multiplied by the Upside Participation Rate; and
(ii) the product of (a) the principal amount multiplied by (b) the Maximum Return.

If the Reference Return is less than 0.00% but greater than or equal to -10.00%, meaning that the level of the Reference Asset declines by no more than the 10.00% Buffer Amount, at maturity, you will receive 100.00% of the principal amount; and

If the Reference Return is less than -10.00%, meaning that the level of the Reference Asset declines by more than the 10.00% Buffer Amount, at maturity, you will lose 1.11111% of the principal amount for each percentage point that the Reference Return is below -10.00%.  This means that if the Reference Return is -100.00%, you will lose your entire investment.

Upside Participation Rate:	200.00%
Maximum Return:	11.15%
Buffer Amount:	10.00%. Your principal is protected against up to a 10.00% decline in the level of the Reference Asset over the term of the notes.
Downside Leverage Factor:	1.11111
Reference Return:	The quotient, expressed as a percentage, of (i) the Final Level minus the Initial Level divided by (ii) the Initial Level, expressed as a formula:
Final Level – Initial Level
Initial Level
Initial Level:	1,145.68, which was the Official Closing Level (as defined below) of the Reference Asset on the pricing date.
Final Level:	The arithmetic average of the Official Closing Levels on the five ending averaging dates, as determined by the calculation agent.
Official Closing Level:
The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the calculation agent by referencing the Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	4042K0L86 / US4042K0L865
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The notes themselves have not been independently rated.  Each rating should be evaluated independently of any other rating.
Investment in the notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 5 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC.  HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 8 of this pricing supplement.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the notes.  J.P. Morgan Securities Inc. will offer the notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10	$990
Total	$5,825,000	$58,250	$5,766,750
(1) Certain fiduciary accounts will pay a purchase price of $990 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
January 13, 2010

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a note will acquire a senior unsecured debt security linked to the Reference Asset.  Although the note offering relates only to a single Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Buffered Return Enhanced Notes.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table and graph illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Initial Level of 1,145.68, the Upside Participation Rate of 200.00%, the Buffer Amount of 10.00%, the Downside Leverage Factor of 1.11111 and the Maximum Return on the notes of 11.15%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return on the Notes
2,291.36	100.00%	11.150%
2,062.22	80.00%	11.150%
1,890.37	65.00%	11.150%
1,718.52	50.00%	11.150%
1,603.95	40.00%	11.150%
1,489.38	30.00%	11.150%
1,374.82	20.00%	11.150%
1,260.25	10.00%	11.150%
1,209.61	5.58%	11.150%
1,202.96	5.00%	10.000%
1,174.32	2.50%	5.000%
1,157.14	1.00%	2.000%
1,145.68	0.00%	0.000%
1,134.22	-1.00%	0.000%
1,088.40	-5.00%	0.000%
1,031.11	-10.00%	0.000%
916.54	-20.00%	-11.111%
801.98	-30.00%	-22.222%
687.41	-40.00%	-33.333%
572.84	-50.00%	-44.444%
458.27	-60.00%	-55.555%
343.70	-70.00%	-66.666%
229.14	-80.00%	-77.777%
114.57	-90.00%	-88.888%
0.00	-100.00%	-100.000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The level of the Reference Asset increases from the Initial Level of 1,145.68 to a Final Level of 1,202.96. Because the Final Level of 1,202.96 is greater than the Initial Level of 1,145.68 and the Reference Return of 5.00% multiplied by the Upside Participation Rate of 200.00% does not exceed the Maximum Return of 11.15%, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (5.00% × 200.00%)] = $1,100.00

Example 2: The level of the Reference Asset increases from the Initial Level of 1,145.68 to a Final Level of 1,260.25. Because the Final Level of 1,260.25 is greater than the Initial Level of 1,145.68 and the Reference Return of 10.00% multiplied by the Upside Participation Rate of 200.00% exceeds the Maximum Return of 11.15%, the investor receives a payment at maturity of $1,111.50 per $1,000 principal amount note, the maximum payment on the notes, calculated as follows:

$1,000 + [$1,000 × 11.15%] = $1,111.50

Example 3: The level of the Reference Asset moderately decreases from the Initial Level of 1,145.68 to a Final Level of 1,088.40. Because the Reference Return is -5.00% and the Final Level of 1,088.40 is less than the Initial Level of 1,145.68 but not by more than the Buffer Amount of 10.00%, the investor receives a payment at maturity of 100.00% of the principal amount, which equals $1,000.00 per $1,000 principal amount note.

Example 4: The level of the Reference Asset significantly decreases from the Initial Level of 1,145.68 to a Final Level of 801.98. Because the Reference Return is -30.00% and the Final Level of 801.98 is less than the Initial Level of 1,145.68 by more than the Buffer Amount of 10.00%, the investor receives a payment at maturity of $777.78 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-30.00% + 10.00%) × 1.11111] = $777.78

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity for enhanced returns at maturity by multiplying a positive Reference Return by 200.00%, up to the Maximum Return on the notes of 11.15%, or a maximum payment at maturity of $1,111.50 for every $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against a decline in the Final Level, as compared to the Initial Level, of up to the Buffer Amount of 10.00%.  If the level of the Reference Asset declines by more than 10.00%, you will lose 1.11111% of the principal amount for every 1.00% decline of the level of the Reference Asset over the term of the notes beyond 10.00%.  If the Reference Return is -100.00%, you will lose your entire investment.

•
DIVERSIFICATION OF THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Reference Asset, see the information set forth under “Description of the Reference Asset” herein.

•
TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes.  Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset.  We intend to treat the notes consistent with this approach.  Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the notes as pre-paid forward or other executory contracts with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes.

For a further discussion of U.S. federal income tax consequences related to the notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset or any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal if the Reference Return is less than -10.00%. The return on the notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Return is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the level of the Reference Asset beyond the Buffer Amount as compared to the Initial Level.  You may lose up to 100.00% of your investment.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 principal amount note you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 11.15% of the principal amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return.  You will not receive a return on the notes greater than the Maximum Return.

•
SUITABILITY OF NOTES FOR INVESTMENT – A person should reach a decision to invest in the notes after carefully considering, with his or her advisors, the suitability of the notes in light of his or her investment objectives and the information set out in this pricing supplement.  Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the notes for investment.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of notes by you prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.

•
THE NOTES LACK LIQUIDITY — The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the notes in the secondary market but is not required to do so and may cease making such offers at any time. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the level of the Reference Asset and the value of the notes.

•
THE NOTES ARE NOT INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that we are unable to pay our obligations as they become due, you may not receive the full payment at maturity of the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the notes;

•	the dividend rate on the equity securities underlying the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in any Reference Asset or any of the securities comprising the Reference Asset.  All disclosures contained in this pricing supplement regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset or any constituent included in the Reference Asset contained in this pricing supplement.  You should make your own investigation into the Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index

We have derived all information relating to the Reference Asset, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the Reference Asset at any time.

S&P publishes the Reference Asset.

The Reference Asset is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the Reference Asset, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the Reference Asset with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the Reference Asset with the approximate percentage of the market capitalization of the Reference Asset included in each group as of January 13, 2010 indicated in parentheses: Consumer Discretionary (9.48%), Consumer Staples (11.26%), Energy (11.63%), Financials (14.75%), Health Care (12.67%), Industrials (10.57%), Information Technology (19.40%), Materials (3.65%), Telecommunication Services (2.97%), and Utilities (3.63%). Changes in the Reference Asset are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The Reference Asset does not reflect the payment of dividends on the stocks included in the Reference Asset.

Computation of the Reference Asset

S&P currently computes the Reference Asset as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii)	the market values of all component stocks as of that time are aggregated;

(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v)	the current aggregate market value of all component stocks is divided by the base value; and

(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the Reference Asset, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the Reference Asset.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in the Reference Asset, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  ×  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Reference Asset.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the Reference Asset and a Reference Asset component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the securities.

The notes are not sponsored, endorsed, sold or promoted by S&P Financial Services llc, a subsidiary of The McGraw-Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in financial products generally or in the notes particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P  without regard to HSBC or the notes.  S&P has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical Official Closing Levels from January 2, 2004 through January 13, 2010.  The Official Closing Level for the Reference Asset on January 13, 2010 was 1,145.68. We obtained the Official Closing Levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the S&P 500® Index

Market Disruption Events

If an ending averaging date or the Final Valuation Date is not a scheduled trading day, then such ending averaging date or the Final Valuation Date will be the next day that is a scheduled trading day.  If a market disruption event (as defined below) exists on an ending averaging date or the Final Valuation Date, then such ending averaging date or the Final Valuation Date, as applicable, will be the next scheduled trading day for which there is no market disruption event.  If a market disruption event exists with respect to an ending averaging date or the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the ending averaging date or the Final Valuation Date, as applicable, and the Official Closing Level of the Reference Asset will be determined by means of the formula for and method of calculating the Reference Asset which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the Reference Asset (or a good faith estimate of the value of a security in the Reference Asset which is itself the subject of a market disruption event).  If an ending averaging date is postponed, then each subsequent ending averaging date and the Final Valuation Date will also be postponed by an equal number of scheduled trading days.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by an equal number of scheduled trading days and no interest will be paid in respect of such postponement.

Notwithstanding the definition of market disruption event in the accompanying product supplement, “market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i)
Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component stocks included in the Reference Asset then constituting 20.00% or more of the level of such Reference Asset or (B) in futures or options contracts relating to the relevant Reference Asset on any related exchange; or

(ii)
Any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any component stocks included in the Reference Asset then constituting 20.00% or more of the level of such Reference Asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset on any relevant related exchange; or

(iii)
The closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the notes from HSBC for distribution to J.P. Morgan Securities Inc.  J.P. Morgan Securities Inc. will act as placement agent for the notes and will receive a fee that will not exceed $10 per $1,000 face amount of notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.